Exhibit 99.1

Contacts:

Cytokinetics, Inc. Robert I. Blum EVP, Corporate Development and Commercial Operations & CBO (650) 624-3000	Burns McClellan, Inc. Jonathan M. Nugent (investors) Justin Jackson (media) (212) 213-0006

CYTOKINETICS ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Company Announces Resignation of William J. Rutter, Ph.D. and Appointment of Mark McDade

South San Francisco, CA., April 5, 2005 — Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that effective April 5, 2005, William J. Rutter, Ph.D. has resigned from the company’s Board of Directors. The company also announced that effective as of the same date, Mark McDade has been appointed to the company’s Board of Directors. Mr. McDade will serve as a Class III director until Cytokinetics’ 2007 annual stockholder’s meeting.

“We feel fortunate to have had the benefit of Bill’s wise counsel over the past several years,” stated James H. Sabry, M.D., Ph.D., Cytokinetics’ President and Chief Executive Officer. “We have all benefited greatly from his insight, experience, judgment and tireless efforts. Bill has been valuable to the company as we progressed from our research platform rooted in cell biology to a company awaiting clinical proof-of-concept for our leading drug candidates in multiple therapeutic settings.”

Mark McDade has been Chief Executive Officer and a Director of Protein Design Labs, Inc. (Nasdaq: PDLI) since November, 2002. From December, 2000 until November, 2002, he served as Chief Executive Officer of Signature BioScience, Inc. Previously, he was a co-founder and director of Corixa Corporation (Nasdaq: CRXA), where he served as Chief Operating Officer from September, 1994 through December, 1998 and as President and Chief Operating Officer from January, 1999 until his departure in late 2000. Mr. McDade also serves on the Board of Directors of Valentis, Inc. He received a B.A. in History from Dartmouth College and an M.B.A. from Harvard Business School.

“We are pleased to welcome Mark to our Board,” stated Dr. Sabry. “He joins our Board as Cytokinetics’ research and development capabilities are evolving towards later stage development and the planned commercialization of our drug candidates. Mark has a strong track record of building successful companies and has been involved in the development and commercialization phases of multiple pharmaceutical products. We look forward to his contributions at this important time in our company’s evolution.”

About Cytokinetics

Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and are thereby less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for SB-715992 and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics expects to enter human clinical trials in 2005 with a novel small molecule cardiac myosin activator for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

Cytokinetics’ Change to Board Announcement
April 5, 2005

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our clinical development and research program, including Company milestones for 2005, initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs). For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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